Exhibit 10.7

March 15, 2012

[NAME]

[ADDRESS]

Re:	Clawback of Incentive Payments under the Long-Term Incentive Plans

Dear [NAME]:

In connection with its February 22, 2012 meeting, the Personnel & Compensation Committee of the Board of Directors (the “Committee”) of Allegheny Technologies Incorporated (the “Company”) is considering including you as a participant in one or more of the Company’s 2007 Annual Incentive Plan, which governs the Company’s Performance/Restricted Stock Plan and the Total Shareholder Return Plan, and/or the Key Executive Performance Plan (collectively, the “Plans”) for the three year measurement period beginning in 2012 and running to December 31, 2014. You may be considered for participation in one or more of the Plans for measurement periods after 2012.

It is a condition of your participation in the Plans for the 2012-2014 measurement periods and subsequent measurement periods that you agree to repay the Company any amount determined to be an Overpayment, as defined below, for any measurement period of the Plans for which an Overpayment is determined to have occurred. This agreement will be in effect not only for the 2012-2014 measurement period but also for each subsequent measurement period in which you are included as a participant in any one or more of the Plans unless specifically revoked in writing by you or the Company. If you revoke this agreement without an acceptable substitute agreement being in place, your eligibility for participation in a then current or subsequent measurement period of the Plans will end.

The payments of cash or delivery of shares, as the case may be, under the Plans (“Payments”) are generally made within 75 days of the end of the last calendar year in the applicable measurement period. The Committee determines the amount of the Payments to the respective participants in the Plans based on the relative stock prices and financial statements and other records of the Company presented to the Committee, generally at the Committee’s January meeting. While the information available to the Committee is appropriately reviewed and is believed to be accurate and complete when presented to the Committee, subsequent review or audit could disclose errors.

[NAME]

March 15, 2012

This agreement is to evidence your obligation to promptly repay to the Company any “Overpayment.” For purposes of this agreement, an “Overpayment” is the amount reasonably determined by the Committee as that portion of the Payments approved by the Committee for any measurement period of your participation in the Plans and paid or delivered to you that the Committee would not have approved and would not have been paid or delivered to you if the Committee knew at the time of authorization that the information then available to it was inaccurate in a material way and that material inaccuracy, if known when the Committee authorized the Payments, would have resulted in a lower Payment or Payments.

You hereby agree to repay to the Company any Overpayment within thirty (30) days of written notice to you of the Committee’s determination of the Overpayment.

You should also know that federal legislation generally known as Dodd-Frank is being implemented at this time. If the Company determines that a new agreement on this subject or an amendment to this agreement is required for the Company to comply with Dodd-Frank, you agree to consider a new agreement or an amendment to this agreement in a form the Company determines as appropriate to comply with Dodd-Frank.

Please execute this agreement and promptly return it to me. Once I receive it, any awards made to you under the Plans will be promptly processed and appropriate agreements delivered to you.

Very truly yours,

/s/ Elliot S. Davis
Elliot S. Davis

CONSENTED AND AGREED:

By:

Print Name:

Date: